Exhibit 99.1

Press RELEASE

GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA  19073

FOR IMMEDIATE RELEASE

GMH Communities Trust Promotes Marina Dikos

to Chief Accounting Officer

NEWTOWN SQUARE, Pa., September 18, 2007 — GMH Communities Trust (NYSE:GCT), one of the leading providers of housing, lifestyle and community solutions for college students and members of the U.S. military and their families, today announced that it has promoted Marina Dikos to Chief Accounting Officer.  In this capacity, Ms. Dikos will oversee management of the Company’s accounting and financial reporting processes and will continue to report to J. Patrick O’Grady, Executive Vice President and Chief Financial Officer of GMH   Communities Trust.  Previously, Ms. Dikos served as Corporate Controller for GMH Communities Trust.

Ms. Dikos has more then 15 years of public accounting experience and came to GMH Communities Trust from her position as Senior Manager – Audit and Business Advisory Services Practice of KPMG LLP.  In addition to extensive SEC reporting and financial systems oversight, she has significant experience with Sarbanes-Oxley compliance, due diligence on potential acquisitions and public and private equity raises. Before joining KPMG LLP in 2002, Ms. Dikos spent 11 years at Arthur Andersen LLP.

“Marina has been a valuable member to the Company,” commented Gary M. Holloway, Sr., the Company’s Chairman, Chief Executive Officer and President.  “She has a proven track record in managing the accounting and reporting functions and her financial skills and experience have been tremendous assets to the Company.  We are confident that Marina will continue to be a key player in our future success.”

About GMH Communities Trust

GMH Communities Trust (www.gmhcommunities.com) is a publicly-traded Maryland real estate investment trust (REIT). We are a self-advised, self- managed, specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military and their families residing on or near bases throughout the United States. GMH Communities also provides property management services to third-party owners of student housing properties, including colleges, universities, and other private owners. The Company, based in Newtown Square, PA, employs more than 2,400 people throughout the United States.

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For more information contact:

At the Company	Financial Relations Board
Kathleen M. Grim	Joe Calabrese
kgrim@gmh-inc.com	(Analyst Information)
610-355-8206	212.827.3772
10 Campus Blvd.
Newtown Square, PA 19073

Gregory FCA Communications
(Media contact)
Greg Matusky
greg@gregoryfca.com
610.642.8253